Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Aurora Mobile Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Unit	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee
Primary Offering
Equity	Class A common shares, par value US$0.0001 per share(7)
Equity	Preferred shares
Equity	Warrants
Equity	Subscription rights
Equity	Units
	Total for Primary Offering			US$80,000,000(3)(4)(5)	0.0000927	US$7,416.00(6)
Secondary Offering by Selling Shareholder
Equity	Class A common shares, par value US$0.0001 per share	13,825,461	US$2.26(2)	US$31,245,541.86	0.0000927	US$2,896.46
Total Offering Amount				US$111,245,541.86		US$10,312.46
Total Fees Previously Paid						US$10,312.46
Total Fee Offsets						N/A
Net Fee Due						N/A

(1)

Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)

The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the average of the high and low prices for the Registrant’s American depositary shares as quoted on the Nasdaq Global Market on November 4, 2021.

(3)

There are being registered under this registration statement such indeterminate number of Class A common shares, preferred shares, warrants, subscription rights and units as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$80,000,000 or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of US$80,000,000. The securities registered hereunder also include such indeterminate number of Class A common shares as may be issued upon conversion, exercise or exchange of warrants that provide for such conversion into, exercise for or exchange into Class A common shares. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Class A common shares being registered hereunder include such indeterminate number of Class A common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(4)	Not specified as to each class of securities to be registered pursuant to General Instruction II.C. of Form F-3.

(5)	An indeterminate aggregate amount of securities is being registered as may from time to time be sold at indeterminate prices.

(6)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

(7)

Common shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the Class A common shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-226161). Every three American Depositary Shares represent the right to receive two Class A common shares.